Registration No. 333-91817

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                           COMMERCEFIRST BANCORP, INC.
                 (Name of small business issuer in its charter)


          Maryland                          6021                         52-2180744
(State of other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer Identification
 incorporation or organization)   Classification Code Number)              Number)


                                1804 West Street
                            Annapolis, Maryland 21401
                                  410.280.6695
          (Address and telephone number of principal executive offices)

                        Richard J. Morgan, President and
                             Chief Executive Officer
                           CommerceFirst Bancorp, Inc.
                                1804 West Street
                            Annapolis, Maryland 21401
                                  410.280.6695
   (Name, address, including zip code, and telephone number agent for service)

                                   Copies to:

        Noel M. Gruber, Esquire                Stephen C. Hosea, Esquire
        David H. Baris, Esquire                 Garth E. Beall, Esquire
     Kennedy, Baris & Lundy, L.L.P.       McNamee, Hosea, Jernigan & Kim, P.A.
    4701 Sangamore Road, Suite P-15             6411 Ivy Lane, Suite 200
        Bethesda, Maryland 20816               Greenbelt, Maryland 20770

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement  for  the  same  offering.                          |_|   ____________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                        |_|   ____________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                        |_|   ____________

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434,
please check the following box.                                              |_|

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUPPLEMENT TO THE PROSPECTUS DATED FEBRUARY 22, 2000

                       [COMMERCEFIRST BANCORP, INC. LOGO]

                           COMMERCEFIRST BANCORP, INC.

                 800,000 Shares of Common Stock - To the Public

          150,000 Warrants to Purchase Common Stock - To the Organizers

         This supplement to the prospectus of CommerceFirst Bancorp, Inc., is being sent to potential subscribers in CommerceFirst Bancorp's offering of shares of its common stock. This supplement amends and adds to the information provided in the prospectus dated February 22, 2000. If a statement contained in this supplement changes or supersedes a statement in the prospectus, you should not consider the statement in the prospectus as accurate, except as modified or changed.

         This supplement is being issued to reflect the extension of the offering to July 31, 2000, and to provide updated or other information about CommerceFirst Bancorp and CommerceFirst Bank which has developed since the date of the prospectus.

         If you have received this supplement but have not received a copy of the prospectus, or if you want to receive another copy, please contact Richard
J. Morgan, President of CommerceFirst Bancorp, by mail at 1804 West Street, Annapolis, Maryland 21401 or by telephone at 410.280.6695.

                               ------------------

SHARES OF COMMERCEFIRST BANCORP'S COMMON STOCK ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. INVESTING IN COMMON STOCK INVOLVES INVESTMENT RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

             The date of this supplement is _______________, 2000.

COMMERCEFIRST BANK OPENS

         On June 29, 2000 CommerceFirst Bank opened for business. CommerceFirst Bank received final approval of its charter from the Maryland Department of Financial Institutions, and received approval from the FDIC of its application for deposit insurance, on June 26, 2000. CommerceFirst Bank received approval to become a member of the Federal Reserve System on June 2, 2000. CommerceFirst Bancorp received the approval of the Board of Governors of the Federal Reserve System to become a bank holding company by acquiring the stock of CommerceFirst Bank on June 2, 2000.

         The main office of CommerceFirst Bank and the executive offices of CommerceFirst Bancorp and CommerceFirst Bank are located at:

                                1804 West Street
                           Annapolis, Maryland, 21401
                             Telephone 410.280.6695


THE OFFERING

         On June 28, 2000, CommerceFirst Bancorp accepted subscriptions for 717,100 shares of common stock, broke escrow, and received $7,171,000 in gross proceeds of the offering from Bank of America, N.A., the escrow agent for the offering.

         We have instructed Registrar and Transfer Company, our transfer agent, to prepare and deliver certificates for representing the shares of common stock to those persons whose subscriptions have been accepted as soon as possible. You should receive your certificates within the next few weeks.

EXTENSION OF THE OFFERING

         After the issuance of shares discussed above, 282,900 of the shares originally offered remain available for issuance, including 200,000 shares subject to the oversubscription allocation. As a result, we have elected to extend the final termination of the offering period from the original June 30, 2000 termination date. Unless further extended in the exercise of our sole discretion, the offering will expire, and we will continue to accept subscriptions, until 5:00 P.M., eastern time on Monday, July 31, 2000.

         Although we believe that the capital we have raised to date is sufficient to enable CommerceFirst Bank and CommerceFirst Bancorp to carry out their business plans, and we cannot be sure that we will be able to sell any additional shares, we believe that it is prudent and cost effective to extend the offering to seek to raise additional capital during the first month of CommerceFirst Bank's existence.

OFFERING TERMS AND PROCEDURES

         The terms of the offering of the remaining 282,900 shares are the same as those set forth in the original prospectus. The minimum subscription is 100 shares, and the offering price is $10.00 per share. Subscription agreements, together with payment in full of the offering , should be submitted to:

              Koonce Securities, Inc. (CommerceFirst Bancorp, Inc.)
                             6550 Rock Spring Drive
                                    Suite 600
                            Bethesda, Maryland 20817
                   Telephone No.: 800.368.2806 or 301.897.9700

         Escrow Account. We intend to continue to have all subscription funds received during the remaining term of the offering placed into the escrow account maintained at Bank of America. As the conditions to withdrawing funds from escrow have been satisfied, we will be able to accept subscriptions, accept delivery of the escrowed funds and issue shares at any time. We expect that we will accept subscriptions on a periodic basis .

USE OF PROCEEDS

         Set forth below is a tabular presentation reflecting the actual allocation of the gross proceeds of the offering that have already been received, as well as the pro forma allocation of proceeds assuming that all of the remaining shares, other than the oversubscription allocation shares, are sold. Proceeds from the sale of additional shares will be retained by CommerceFirst Bancorp for future contributions to CommerceFirst Bank, holding company operating expenses and other corporate purposes.


                                                       Actual                                Pro Forma
                                               Amount         % of Net Proceeds       Amount         % of Net Proceeds(1)
                                           --------------     ------------------  ---------------    --------------------

COMMERCEFIRST BANCORP:
Gross proceeds                                $7,171,000                           $ 8,000,000
Offering expenses                                122,000                               122,000
  Net proceeds                                 7,049,000               100%          7,878,000                100%
  Capital contributions to CommerceFirst       6,500,000             92.21%          6,500,000              82.51%
  Salary(2)                                      230,000              3.26%            230,000               2.92%
  Other pre-opening expense(3)                   182,000              2.58%            182,000               2.31%
  Working capital                                137,000              1.94%            966,000              12.26%

COMMERCEFIRST BANK:
  Proceeds of capital contributions            6,500,000             92.21%          6,500,000              82.51%
  Premises and equipment expense(4)              425,000              6.03%            425,000               5.39%
  Working capital                              6,075,000             86.18%          6,075,000              77.11%


(1) Represents, in case of CommerceFirst Bank, percentage of total net proceeds of offering.
(2) Represents pre-opening salary and benefits for the Chairman, President - Chief Executive Officer and Executive Vice President - Chief Operating Officer of CommerceFirst Bank.
(3) Includes bank and bank holding company application costs and related legal expense, and office expense for pre-opening period.
(4)  Represents  estimated  costs of  outfitting  main offices of  CommerceFirst
     Bank.

MANAGEMENT'S DISCUSSION AND ANALYSIS

         Until June 29, 2000, neither CommerceFirst Bancorp nor CommerceFirst Bank had commenced operations or engaged in any activities except those related to their organization and raising capital in the offering. These limited activities have been financed solely by the proceeds of the sale of 650 organizer shares of common stock, for aggregate proceeds of $650,000. Each organizer share was submitted in payment of the purchase price of 100 shares of common stock in the offering.

         On June 28, 2000 CommerceFirst Bancorp completed the sale of 717,100 shares of common stock, for aggregate proceeds of $7,171,000. CommerceFirst Bancorp contributed $6,500,000 of the proceeds of the offering to the capital of CommerceFirst Bank. CommerceFirst Bank has incurred approximately $425,000 in expenses in leasehold improvements for its main office and in furniture, fixtures and equipment for such offices, including vaults, teller equipment, computer work stations, furniture for the branch lobby and administrative offices and other equipment. Under the lease for the 1804 West Street location, a substantial portion of the construction costs for the "build-out" are being paid for by the landlord. We began paying rent at the lower, pre-opening rate, on the West Street location in April 2000, and full rent will begin in July 2000. CommerceFirst Bank will contract its data processing requirements to an outside vendor. CommerceFirst Bancorp currently has 12 full time employees.

         CommerceFirst Bancorp reported a net loss of $173,792 for the quarter ended March 31, 2000. From date of inception to March 31, 2000 CommerceFirst Bancorp reports a cumulative loss of $449,975. The loss is attributable primarily to start-up costs associated with filing fees, legal fees and salary expenses. CommerceFirst Bancorp did earn $8,731 in interest income from organizer and subscription funds during the first quarter of 2000.

         CommerceFirst Bancorp believes that the proceeds of the offering, $7,171,000 already received, $8,000,000 if the maximum number of shares are sold, and $10,000,000 if all of the oversubscription shares are sold, will be sufficient to fund the expenses of operations of CommerceFirst Bank and CommerceFirst Bancorp for at least twelve months after the offering, and does not anticipate a need to raise additional capital during that period.

DIRECTOR DESIGNATES OF COMMERCEFIRST BANK

         We have recently identified a number of additional individuals who we believe will be valuable members of the Board of Directors of CommerceFirst Bank. Subject to receiving the necessary approvals of our state and federal banking regulators, we have appointed the following seven individuals as members of the Board of Directors of CommerceFirst Bank.

         John J. Barron. Mr. Barron, 54, currently a private investor, served from 1994 to 1999 as Vice President for Business Development and Logistics of Day-Timers, Inc., a subsidiary of Fortune Brands, Inc. and provider of time management and organizational solutions. Among Mr. Barron's accomplishments with Day-Timers was the development and introduction of Day-Timer Personal Pages, allowing customers to publish digitally printed, customized planners. From 1985 to 1994, Mr. Barron served first as Senior Vice President for Operations and later as Senior Vice President for Manufacturing of ACCO USA, Inc., a leading global supplier of office products including such premier brands as Day-Timer, Swingline and ACCO. Mr. Barron also serves as Past President and a Director of Binding Industries of America. Mr. Barron has recently moved to Anne Arundel County, where he intends to be actively involved in local business.

         Jeri Clement. Ms. Clement, 68, is President of American Wood Moulding, L.L.C., a wood moulding manufacturing company co-founded by Ms. Clement in 1979. As President, Ms. Clement has been responsible for growing American Wood Moulding, L.L.C. from a 3 employee company with 10,000 square feet of warehouse space, following its organization, to a 2,500 employee company with warehouses in Baltimore, Pittsburgh, Connecticut, Kansas City, California and El Paso, Texas and manufacturing facilities in California, South Carolina, Mexico, Brazil and New Zealand. American Wood Moulding, L.L.C. is currently preparing to enter into a venture to operate wood mills in Russia. With distribution and manufacturing sales of approximately $200,000,000, American Wood Moulding, L.L.C.'s customers include Home Depot, Lowes and 84 Lumber. Ms. Clement is a resident of Anne Arundel County.

         Charles F. Delavan. Mr. Delavan, 54, an attorney engaged in private and public practice since 1973 is a principal of the real estate, zoning and administrative law firm of Blumenthal, Delavan & Williams, P.A., an Annapolis based law firm specializing in land use, administrative law, real estate sales and acquisitions and condemnation litigation. Mr. Delavan is a member of the Maryland, United States District Court for the District of Maryland, and U.S. Court of Appeals for the Fourth Circuit bars and his practice areas include real estate law, zoning law and administrative law. Mr. Delavan currently serves as the Chairman of the Annapolis and Anne Arundel County Chamber of Commerce and is general Counsel to Leadership, a program established to strengthen and diversify leadership within Anne Arundel County. Mr. Delavan also serves as a member of the Urban Land Institute and the American Planning Association. Mr. Delavan is a resident of Anne Arundel County.

         Gregory A. Gray. Mr. Gray, 42, is President of Eastern Waterproofing & Restoration Co., Inc., a contracting firm that specializes in concrete and masonry restoration. Eastern Waterproofing & Restoration Co., Inc. provides service to the entire Mid-Atlantic region. Eastern Waterproofing & Restoration Co., Inc. was established in 1990, originally headquartered in Calverton, Maryland and is now located in Jessup, Maryland. Mr. Gray is actively involved in several professional associations, including the American Concrete Institute, the International Concrete Repair Institute, the International Parking Association and the Construction Specification Institute. Mr. Gray has also been actively involved in such charitable organizations as the Grant-A-Wish foundation and was recently recognized by the students of Shipley Choice Elementary School for his contributions in rebuilding the school's playground. Mr. Gray is a resident of Anne Arundel County.

         Charles L. Hurtt, Jr., CPA. Mr. Hurtt, 53, is the founder and President of Charles L. Hurtt, Jr., P.A., a certified public accounting firm located in Pasadena, Maryland. In addition to providing traditional accounting and tax services to small and medium size businesses, the firm also assists clients in retirement and investment planning. Mr. Hurtt serves as a trustee for several privately held trusts. Mr. Hurtt has been involved in several charitable and civic organizations, including organizations involved in youth programs in Prince George's County and as a director of the Crusade Athletic League. Mr. Hurtt is also active in several professional associations, including the Maryland Society of Accountants, the National Society of Accountants and the Maryland Association of Certified Public Accountants. Mr. Hurtt is a director of the Hidden Harbour I Association in Ocean City, Maryland and is a resident of Anne Arundel County.

         Nicholas J. Marino. Mr. Marino, 47, is engaged in the transportation business specializing in volume, truckload movements as well as en-route consolidation and distribution services as President of Marino Transportation Services, LLC, headquartered in Arnold, Maryland. Mr. Marino also serves as a Director and Partner of 151 Tire Systems, Inc., a producer of new and re-tread designed tires for the trucking industry with manufacturing facilities in Maryland and Indiana. From 1993 until 2000, Mr. Marino served first as the Vice President of Preston Trucking Company, Inc. and later as a Senior Vice President and lastly as the Chief Operating Officer of Preston Trucking Company, Inc. where he was responsible for overseeing operations of 60 transportation terminals located in 20 states, including Canada and Puerto Rico. Mr. Marino is a resident of Anne Arundel County.

         Don Riddle. Mr. Riddle, 52, is President of Homestead Gardens, Inc. the largest enclosed garden center in the Baltimore and Washington, D.C. metropolitan areas and the third largest single location independent garden center in the United States. Mr. Riddle founded Homestead Gardens in 1970 in the backyard of his home in Hyattsville, Maryland. In 1973, Homestead Gardens, Inc. was incorporated and its new facilities located on Central Avenue in Davidsonville, Maryland were opened. Mr. Riddle is involved in several charitable and civic organizations, including as a Board Member for the American Lung Association of Maryland and Londontown Gardens and Publik House. Mr. Riddle is also active in several professional associations, including the Annapolis Business Association. In July, 2000, Mr. Riddle will become president of the Garden Centers of America. Mr. Riddle is a resident of Anne Arundel County.

ADDITIONAL INFORMATION REGARDING DIRECTORS OF COMMERCEFIRST BANK

         Mr. John A. Richardson, a director of CommerceFirst Bank, retired in April, 2000 as President of Branch Electric Company, Inc., a position he held since 1968.

    SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

         The following table sets forth information concerning the ownership of shares by

         o    Directors and Officers of CommerceFirst Bancorp,
         o each person who may acquire common stock in this offering in excess of 5%,
         o    all Directors and Officers of CommerceFirst Bancorp as a group,
         o all Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank as a group,
         o all Directors and Officers of CommerceFirst Bancorp and CommerceFirst Bank and all Directors Designate of CommerceFirst Bank as a group, and
         o all Directors, Officers and Organizers of CommerceFirst Bancorp and CommerceFirst Bank and all Directors Designate of CommerceFirst Bank as a group.

         The information presented is based on the 717,100 outstanding shares sold in the initial closing under the offering and assuming the sale of all remaining shares other than the oversubscription shares. Directors, Officers and Directors Designate may buy additional shares in the offering.



                                                                                                           % of Outstanding Shares
                                                                                                         --------------------------
             Name                                     Position                                  Shares     Actual(1)     Maximum(2)
------------------------------------  ------------------------------------------------------- ---------- -------------  ------------
CommerceFirst Bancorp:
Edward B. Howlin, Jr.                           Director of CommerceFirst Bancorp and           100,000      13.95%        12.50%
                                                         CommerceFirst Bank
Milton D. Jernigan, II                          Chairman of the Board of Directors of            25,300       3.53%         3.16%
                                           CommerceFirst Bancorp and CommerceFirst Bank
Alvin R. Maier                           Vice Chairman of the Board of Directors, Secretary      28,100       3.92%         3.51%
                                            and Treasurer of CommerceFirst Bancorp and
                                                         CommerceFirst Bank
Richard J. Morgan                       President, Chief Executive Officer and Director of        5,000       0.70%         0.63%
                                          CommerceFirst Bancorp and CommerceFirst Bank
Lamont Thomas                           Executive Vice President, Chief Operating Officer        20,400       2.84%         2.55%
                                          and Director of CommerceFirst Bancorp and
                                                         CommerceFirst Bank
                                                                                                -------      -----         -----

All directors and officers of
CommerceFirst Bancorp as a group (5 persons)                                                    178,800      24.93%        22.35%
                                                                                                =======      =====         =====

All directors and officers of CommerceFirst
Bancorp and CommerceFirst Bank as a group
(15 persons)                                                                                    346,300      48.29%        43.29%
                                                                                                =======      =====         =====

All directors and officers of CommerceFirst
Bancorp and CommerceFirst Bank and directors
designate of CommerceFirst Bank as a group (22
persons)                                                                                        406,300      56.66%        50.79%
                                                                                                =======      =====         =====

All directors, officers and organizers of
CommerceFirst Bancorp and CommerceFirst
Bank and all directors designate of
CommerceFirst Bank as a group (23 persons)                                                      438,300(3)   61.12%        54.79%
                                                                                                =======      =====         =====




(1)  Based on 717,100 shares issued and outstanding as of June 28, 2000.
(2)  Based on 800,000 shares issued and outstanding.
(3) Citizens, Inc. the Pennsylvania bank holding company which is an organizer of CommerceFirst Bancorp and CommerceFirst Bank, will purchase 4.99% of the aggregate number of shares sold in the offering. If all 800,000 shares are issued, the number of shares owned by all Directors, Officers and Organizers of CommerceFirst Bancorp and CommerceFirst Bank and all Directors Designate of CommerceFirst Bank as a group will increase to 446,220, or 55.78% of the then outstanding shares.

         The table above does not reflect the issuance of warrants under CommerceFirst Bancorp's warrant plan. Each organizer will receive warrants to purchase a minimum of 5,000 shares as a result of the organizers' purchases of organizer shares. Organizers will also be entitled to receive additional warrants based upon the number of shares purchased in the offering by them and certain related parties The final allocation of warrants will not be determined until the final closing of the offering. The warrants will not be exercisable until at least one year after the final closing of the offering. At the request of the FDIC, the warrant plan has been revised to permit an organizer to exercise warrants only while he is a director, or within the ninety (90) day period after he ceases being a director, of CommerceFirst Bancorp or CommerceFirst Bank for reasons other than death or disability, rather than the one year period provided in the plan.

                    INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report.......................................F-1

Balance Sheet of CommerceFirst Bancorp at March 31, 2000...........F-2

Statement of Operations............................................F-3

Statement of Changes in Stockholders' Deficit......................F-4

Statement of Cash Flows............................................F-5

Notes to Financial Statements......................................F-6

                          INDEPENDENT AUDITORS' REPORT







To the Board of Directors
CommerceFirst Bancorp, Inc.
Annapolis, MD 21401

We have audited the accompanying balance sheet of CommerceFirst Bancorp, Inc. (a Development Stage Company) as of March 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for the period July 9, 1999 (date of inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on the audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CommerceFirst Bancorp, Inc. ( a Development Stage Company) as of March 31, 2000 and the results of operations and cash flows for the period July 9, 1999 (date of inception) to March 31, 2000 in conformity with generally accepted accounting principles.


/s/ Trice Geary & Myers, L.L.C.


Salisbury, Maryland
May 15, 2000

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                 MARCH 31, 2000

ASSETS


Cash                                                                  $ 331,321

Security deposit                                                         15,000

Equipment at cost, less accumulated
   depreciation of $1,148                                                 8,406
                                                                      ---------

            TOTAL ASSETS                                              $ 354,727
                                                                      =========


LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                                 $ 154,702
                                                                      ---------

COMMITMENTS

STOCKHOLDERS' EQUITY

Common Stock
$.01 par value, 4,000,000 shares authorized,
65,000 shares issued & outstanding                                          650

Surplus                                                                 649,350

Deficit accumulated during the
development stage                                                      (449,975)
                                                                      ---------

            TOTAL STOCKHOLDERS' EQUITY                                  200,025
                                                                      ---------


            TOTAL LIABILITIES AND
                STOCKHOLDERS' EQUITY                                  $ 354,727
                                                                      =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS
                        FOR THE PERIOD FROM JULY 9, 1999
                      (DATE OF INCEPTION) TO MARCH 31, 2000



REVENUES:

               Interest income                                        $  12,722
                                                                      ---------


EXPENSES:

              Depreciation                                                1,148
              Legal and professional                                    165,751
              Salaries                                                  214,302
              Rent                                                       17,500
              Marketing and consulting                                   33,007
              Office supplies                                            19,241
              Business development                                        2,980
              Miscellaneous                                               8,768
                                                                      ---------

              Total expenses                                            462,697
                                                                      ---------


LOSS BEFORE INCOME TAX BENEFIT                                         (449,975)

INCOME TAX BENEFIT                                                         --
                                                                      ---------


NET LOSS                                                              $(449,975)
                                                                      =========

EARNINGS (LOSS) PER SHARE
Basic net loss per share                                              $  (11.33)
                                                                      =========
Diluted net loss per share                                            $  (11.33)
                                                                      =========
Weighted average shares of
  common stock outstanding                                               39,722
                                                                      =========



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE PERIOD FROM JULY 9, 1999
                      (DATE OF INCEPTION) TO MARCH 31, 2000



                               Common         Surplus     Deficit Accumulated       Total
                                Stock                     During the
                             (Par Value)                  Development Stage
BALANCES AT JULY 9, 1999     $       -      $       -         $       -          $       -

Issuance of Common Stock           650        649,350                              650,000

Net Loss                                                       (449,975)          (449,975)
                             ---------      ---------         ---------          ---------

BALANCES AT MARCH 31, 2000   $     650      $ 649,350         $(449,975)         $ 200,025
                             =========      =========         =========          =========



















                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           COMMERCEFIRST BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                        FOR THE PERIOD FROM JULY 9, 1999
                      (DATE OF INCEPTION) TO MARCH 31, 2000



CASH FLOWS FROM OPERATING ACTIVITIES:

              Net Loss                                               $(449,975)

              Adjustments  to  reconcile  net loss to net cash
              used by operating activities:
                     Depreciation                                        1,148
                     Increase in accounts payable and
                         accrued expenses                              154,703
                     Increase in security deposit                      (15,000)
                                                                     ---------


                          Net cash used by
                          operating activities                        (309,124)
                                                                     =========

CASH FLOWS FROM INVESTING ACTIVITIES:

              Acquisition of equipment                                  (9,555)
                                                                     ---------




CASH FLOWS FROM FINANCING ACTIVITIES:

              Proceeds from issuance of
                          common stock to organizers                   650,000

NET INCREASE IN CASH                                                   331,321

CASH AT BEGINNING OF PERIOD                                                  -

TOTAL CASH                                                             331,321
                                                                     ---------

CASH AT END OF PERIOD                                                $ 331,321
                                                                     =========

Supplemental Cash Flows Information:
              Interest payments                                      $       -
                                                                     =========
              Income tax payments                                    $       -
                                                                     =========


                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                        FOR THE PERIOD FROM JULY 9, 1999
                      (DATE OF INCEPTION) TO MARCH 31, 2000


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

CommerceFirst Bancorp, Inc. (the "Company") was incorporated on July 9, 1999 under the laws of the State of Maryland to operate as a bank holding company of a proposed new commercial bank with the name CommerceFirst Bank (the "Proposed Bank"). It is intended that the Company will purchase all the shares of common stock to be issued by the Proposed Bank. The Company's operations to date have been limited to taking necessary actions to organize and capitalize the Company and the Proposed Bank. The Proposed Bank has not commenced operations and will not do so unless the public offering of stock by the Company is successful and the Proposed Bank meets the conditions and approvals of the Maryland Department of Financial Regulation and the Board of Governors of the Federal Reserve System to receive its charter authorizing it to commence operations as a commercial bank, has obtained the approval of the Federal Deposit Insurance Corporation ("FDIC") to insure its deposit accounts, and meets certain other regulatory requirements.

The Proposed Bank will seek to operate as a local business bank alternative to the superregional financial institutions which dominate its primary market area within Anne Arundel County and surrounding areas. The Proposed Bank will focus on relationship banking, providing each customer with a number of services, familiarizing itself with, and addressing itself to, customer needs in a proactive, personalized fashion. The accounting policies of the Company conform to generally accepted accounting principles and general practices within the banking industry.

Significant accounting policies not disclosed elsewhere in the financial statements are as follows:

    DEPRECIATION
    ------------

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

    CREDIT RISK
    -----------

The Company has deposits in a financial institution in excess of amounts insured by the FDIC; however, this institution is considered to be a sound institution within the industry.

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    EARNINGS (LOSS) PER SHARE
    -------------------------

Basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period, including any potential dilutive common shares outstanding, such as options and warrants.

NOTE 2.  INCOME TAXES

Federal and state income tax expense (benefit) consists of the following for the period ended March 31, 2000:


Current federal income tax                                    $ -

Current state income tax                                        -

Deferred federal income tax expense (benefit)                   -

Deferred state income tax expense (benefit)                     -

Total income tax expense (benefit)                           $  -
                                                            =====

The following chart is a summary of the tax effect of temporary differences that give rise to a significant portion of deferred tax assets:


Deferred tax assets:

     Net operating loss carryforward        $77,993

     Start-up expenditures                   16,277

                                             94,270
     Less valuation - allowance             (94,270)

Total deferred tax assets                   $     -
                                            =======

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (continued)


NOTE 2.  INCOME TAXES (CONTINUED)

No income tax benefit or deferred tax asset is reflected in the financial statements. Deferred tax assets are recognized for future deductible temporary differences and tax loss carryforward if their realization is "more likely than not".

NOTE 3.  EMPLOYMENT CONTRACTS

The Company has employment agreements with the Chairman of the Board of Directors, President, and Executive Vice President, which will expire July 14, 2002, August 2, 2004, and August 1, 2004, respectively. In the event the agreements are terminated by the Company without cause, the Company will continue to pay annual compensation and benefits as severance compensation for a period of one year. The agreements also grant to the above individuals certain specified levels of non-transferable incentive stock options to purchase shares of the Company at an exercise price equal to the initial offering price per share upon opening of the Proposed Bank. Annual stock options will also be provided at the discretion of the Board of Directors of the Company.

NOTE 4.  ISSUANCE OF COMMON STOCK

Organizational activities of the Company have been funded by the purchase of organizer shares by each of the 13 organizers. Each organizer has purchased 50 shares of common stock at a price of $1,000 per share, or an aggregate of $650,000 and 650 shares of common stock. Each of these shares will be used for the purchase of 100 shares of common stock in the offering. The shares to be purchased in the offering with the organizer shares will be counted in determining whether the minimum number of shares is subscribed for in the offering. In anticipation of the successful completion of the offering, the share information is presented in the equity section of the balance sheet and in the earnings (loss) per share calculation displayed on the statement of operations has been adjusted to reflect the conversion of each organizer share into 100 shares of common stock.

NOTE 5. COMMON STOCK SUBSCRIPTION FUNDS

As a result of the Company's prospectus dated February 22, 2000, the Company, through an escrow agent, has been receiving subscriptions for the Company's common stock. As of March 31, 2000, the amount received was $2,273,500; these funds are invested in short-term government obligations and investments that are permissible under Commission rule 15c2-4. If the Company or the Proposed Bank does not receive all necessary regulatory approvals, the subscription funds will be returned to the investors.

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 6.  WARRANTS AND OPTIONS

The Board of Directors of the Company has adopted a Warrant Plan which will issue non-transferable warrants to each organizer. The maximum number of warrants to be issued under the plan will equal 15% of the total shares of stock sold by the Company in the offering. Each organizer will first be allocated a number of warrants equal to the number of shares purchased by the organizer in the offering. Remaining warrants for the organizers will be allocated in the proportion that the number of shares purchased by the organizers bears to the total number of shares purchased by all organizers, limited to the total number of shares purchased by the organizers in the offering.

The warrants will vest over 3 years at a rate of 30%, 30% and 40%, respectively and vested warrants will entitle the holder thereof to purchase one share of stock. The exercise price of each warrant will be $10 per share and must be exercised, unless earlier called by the Company, not later than 10 years from the date of termination of the offering. Generally, vested warrants will also expire 1 year following the date that the organizer ceases to be a director of the Proposed Bank. Warrants may be called by the Company in the event that a merger, sale, acquisition, share exchange or other similar extraordinary event is approved by the Board of Directors of the Company. Upon call by the Company, warrant holders will have 90 days in which to exercise their warrants. If they are not exercised, the Company will pay the warrant holder the difference between the exercise price of the warrant and the fair market value of the stock of the Company at the time of the closing of the transaction. In the event that an applicable state or federal regulatory authority determine that the Proposed Bank's capital fails to meet minimum capital requirements, such regulatory authority may direct the Company to call all outstanding warrants. Any warrants not exercised will be thereafter forfeited.

The Board of Directors of the Company intends to adopt a stock option plan as a performance incentive for its and the Proposed Bank's officers and key employees.

NOTE 7.  RELATED PARTY TRANSACTIONS

The Company has incurred approximately $65,000 of legal expenses with a law firm of which the Chairman of the Board of the Company is also a principal. The Company also sub-leases office space in Annapolis, Maryland for $1,500 per month from this law firm. The terms of the sub-lease agreement appear to be at least as favorable as what could have been attained from an unaffiliated party. Accounts payable and accrued expenses include $25,206 payable to the law firm and $73,834 of unpaid officer salaries. The Company has also incurred $12,541 of expenses with a computer consulting firm of which an organizer of the Company is also a principal.

                           COMMERCEFIRST BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)


NOTE 8.  LEASE COMMITMENTS

The Company is obligated under an operating lease for a facility to serve as executive offices for the Company and as the main banking office for the Proposed Bank. The lease contains an escalation clause providing for increased rent of 3% per year and includes renewal options. In the event that all regulatory approvals required for the opening of the Proposed Bank are not received, the lease can be terminated by the payment of a fee of $100,000 in addition to a forfeiture of a $15,000 deposit. Lease expense for the period ended March 31, 2000 was $17,500. The future minimum lease commitments are approximately as follows:

                   March 31, 2001             $128,000
                             2002              158,000
                             2003              163,000
                             2004              167,000
                             2005              172,000
                             Thereafter         29,000

NOTE 9.   SUBSEQUENT EVENT

On April 12, 2000, the Company received written notification from the State of Maryland that their charter had been approved.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Articles of Incorporation of CommerceFirst provide that CommerceFirst may indemnify officers, directors, employees and agents of CommerceFirst to the fullest extent permitted by Maryland law (the "Maryland law"). Pursuant to Maryland law, CommerceFirst generally has the power to indemnify its present and former directors, officers, agents and employees, or persons serving as such in another entity at CommerceFirst's request, against expenses (including attorneys' fees) and liabilities incurred by them in any action, suit, or proceeding to which they are, or are threatened to be made, a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of CommerceFirst, or in the case of a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. In respect of suits by or in the right of CommerceFirst, the indemnification is generally limited to expenses (including attorneys' fees) and is not available in respect of any claim where such person is adjudged liable to CommerceFirst, unless the court determines that indemnification is appropriate. To the extent such person is successful in the defense of any suit, action or proceeding, indemnification against expenses (including attorneys' fees) is mandatory. CommerceFirst has the power to purchase and maintain insurance for such persons and indemnification. The indemnification provided by Maryland law is not exclusive of other rights to indemnification which any person may otherwise be entitled under any bylaw, agreement, shareholder or disinterested director vote, or otherwise.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated expenses payable by CommerceFirst in connection with the Offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

                  SEC registration fee                             $     3,837
                  Blue Sky qualification fees and expenses              12,500
                  Printing, engraving & Edgar expenses                  15,000
                  Registered Broker Dealer Fees                         15,000
                  Legal fees and expenses                               62,000
                  Accounting fees and expenses                          10,000
                  Other                                                  3,663
                                                                   -----------
                           Total                                   $   122,000
                                                                   ===========

Item 26.  Recent Sales of Unregistered Securities.

         Between July 14, 1999 and October 18, 1999, CommerceFirst issued an aggregate of 325 shares of common stock to organizers of CommerceFirst and CommerceFirst Bank at a price of $1,000 per share in private placement transactions exempted pursuant to Section 4(2) of the Securities Act of 1933, pursuant to the terms of Organizer Agreements between CommerceFirst and the organizers. On May 17, 2000, CommerceFirst issued an aggregate of 325 additional shares of common stock to organizers of CommerceFirst and CommerceFirst Bank at a price of $1,000 per share in private placement transactions exempted pursuant to Section 4(2) of the Securities Act of 1933, pursuant to the terms of Organizer Agreements between CommerceFirst and the organizers.

Item 27.  Exhibits.

         Number       Description
         ------       -----------

         3(a)         Articles of Incorporation of CommerceFirst, as amended (1)

         3(b)         Bylaws of CommerceFirst(1)

         Number       Description
         ------       -----------

         4 Refer to Articles III through V and Articles IX through XI of the Articles of Incorporation (included as Exhibit 3(a) previously filed) and Article II of the Bylaws (included as Exhibit 3(b) previously filed)

         5(a)          Opinion of Kennedy, Baris & Lundy, L.L.P. (1)

         10(a) Chairman Employment Agreement dated July 14, 1999 between Milton D. Jernigan, II and CommerceFirst Bancorp, Inc.
                       (1)

         10(b) President Employment Agreement dated August 2, 1999 between Richard J. Morgan and CommerceFirst Bancorp, Inc.
                       (1)

         10(c) Executive Vice President Employment Agreement dated July 14, 1999 between Lamont Thomas and CommerceFirst Bancorp, Inc. (1)

         23(a)         Consent of Trice & Geary,  L.L.C.,  Independent  Auditors
                       (1)

         23(b)         Consent of Kennedy,  Baris & Lundy,  L.L.P.,  included in
                       Exhibit 5

         99(a)         Form of Subscription Agreement(1)

         99(b)         Amended and Restated Organizers Agreement (1)

         99(c)         Form of Escrow Agreement(1)

         99(d)         Warrant Plan (1)

         99(e)         Letter of Intent for 1804 West Street(1)

         99(f)         Form of Cover Letter(1)

         99(g)         Lease for 1804 West Street (1)

--------------------------
(1) Previously filed (Registration Statement No. 333-91817).

Item 28.  Undertakings.  The Registrant hereby undertakes that it will:

         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annapolis, State of Maryland on June 30, 2000.

                                        COMMERCEFIRST BANCORP, INC.



                                        By:  /s/ Richard J. Morgan
                                             -----------------------------------
                                             Richard J. Morgan, President and
                                             Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



       SIGNATURE                                TITLE                                   DATE


-------------------------------       Director                                      _______, 2000
Edward B. Howlin, Jr.



 /s/ Milton D. Jernigan II            Chairman of the Board of Directors            June 30, 2000
-------------------------------
Milton D. Jernigan II



-------------------------------       Vice Chairman of the Board of Directors,      _______, 2000
Alvin R. Maier                        Secretary and Treasurer



 /s/ Richard J. Morgan                Director, President - Chief Executive         June 30, 2000
-------------------------------       Officer
Richard J. Morgan                     (Principal Executive Officer)



 /s/ Lamont Thomas                    Director, Executive Vice President-           June 30, 2000
-------------------------------       Chief Operating Officer
Lamont Thomas                         (Principal Financial and Accounting Officer)
